EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 28, 2012, with respect to the consolidated balance sheets of Federal-Mogul Corporation as of December 31, 2011 and 2010 and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2011, in the financial statements of Icahn Enterprises Holdings L.P. that are included in this Amendment No. 2 to the Registration Statement on Form S-4 and related Prospectus of Icahn Enterprises L.P. for the registration of senior notes.

/s/ Ernst & Young LLP

Detroit, Michigan

March 14, 2012